UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION


Washington, D.C. 20549
	________________________________________


FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

THE MONTANA POWER COMPANY
(Exact name of registrant as specified in its charter)



		Montana		1-4566		      81-0170530
(State or other jurisdiction	(Commission		    (IRS Employer
	of incorporation)	 File Number)		 Identification No.)


40 East Broadway, Butte, Montana 59701
(Address of principal executive offices) (zip code)

If this form relates to the			If this form relates to the
registration of a class of 			registration of a class
securities pursuant to 				securities pursuant to
Section 12(b) of the 				Section 12(g) of the
Exchange Act and is effective			Exchange Act and is effective
pursuant to General 				pursuant to General
Instruction A(c),		 			Instruction A(d), please
please check the following			check the following box.	_____
box.			__X__


Securities to be registered pursuant to Section 12(b) of the Act:

	PREFERRED SHARE PURCHASE RIGHTS
	(Title of Class)

Securities to be registered pursuant to Section 12(g) of the Act:

NONE

The undersigned registrant hereby amends Item 1 of its Registration on Form 8-A, filed on June 6, 1989 (the "Form 8-A"), by adding the information set forth below. The registrant also amends Item 2 of the Form 8-A by adding the amendment to the Rights Agreement as Exhibit 4.

Item 1.  Description of Registrant's Securities to be Registered.
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
First Amendment to the Rights Agreement

	On March 12, 1999, The Montana Power Company, a Montana corporation (the Company), announced that it had amended that certain Rights Agreement dated as of June 6, 1989, between the Company and First Chicago Trust Company of New York (the "Rights Agreement").

	The amendment, which was authorized by the Board of Directors of the Company at a meeting held or January 26, 1999 (i) extends the Agreement through June 6, 2009; (ii) changes the Purchase Price of each one-hundredth of a Preferred share to $200 and (iii) excepts certain inadvertent owner from the definition of "Acquiring Person" under the Agreement.

	A copy of the amendment is available free of charge from the Company. This summary description of the amendment does not purport to be complete and is qualified in its entirety by reference to the amendment which is attached hereto as Exhibit 4a and is incorporated herein by reference.

Item 2.  Exhibits

	The undersigned registrant hereby amends Item 2 to the Form by restating Item 2, to read as follows:

Exhibit No.	Description


4a	Amendment No. 1 to Rights Agreement dated as of March 2, 1999.


Exhibits Incorporated by Reference

		 	Incorporation by Reference
				  Previous
			 Previous	   Exhibit
			  Filing  	 Designation

		Exhibit 4b	Rights Agreement dated as	33-42882	4(d)
			of June 6, 1989, between
			The Montana Power Company
			and First Chicago Trust
			Company of New York, as
			Rights Agent.
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
SIGNATURES


		Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned hereunto duly authorized.



			THE MONTANA POWER COMPANY
		(Registrant)


		By 	/s/ J. P. Pederson
		J. P. Pederson
		Vice President and Chief Financial and Information Officer


Dated:  March 12, 1999
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
EXHIBIT 4a
AMENDMENT NO. 1 TO
RIGHTS AGREEMENT


		This Amendment No. 1 (this "Amendment") to the Rights Agreement, effective as of March 2, 1999, amends that certain Rights Agreement (the
"Rights Agreement"), dated as of June 6, 1989, between The Montana Power Company, a Montana corporation (the "Company"), and First Chicago Trust
Company of New York, a division of EquiServe, a New York corporation (the "Rights Agent").

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in the manner set forth herein; and

WHEREAS, this Amendment was authorized by the Board of Directors of the Company at a meeting held on January 26, 1999.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, the parties hereto agree as follows:
Section 1(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

"Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Voting Shares (as such term is hereinafter defined) then outstanding but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company or any employee benefit plan of the Company or any Subsidiary of the Company, or any Person who would otherwise be an Acquiring Person solely because of such Person's holding Voting Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing no Person shall be deemed to be an Acquiring Person: (i) as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares of the Company then outstanding; provided, however, that if such Person shall become the Beneficial Owner of 20% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company become the Beneficial Owner of any additional Common Shares of the Company, then such Person shall be deemed to be an Acquiring Person, or (ii) if within eight days after such Person would otherwise become an Acquiring Person (but for the operation of this clause (ii)), such Person notifies the Board of Directors that such Person did so inadvertently and within two days after such notification, such Person is the Beneficial Owner of less than 20% of the outstanding Common Shares.

Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

Subject to Section 7(e) hereof, at any time after the Distribution Date, and at or prior to the earlier of (i) the close of business on June 6, 2009 (the "Final Expiration Date"), or (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 hereof (the "Redemption Date"), the
registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including without limitation any restriction on exercisability set forth in or resulting from Section 9,
Section 11(a)(iii), Section 14 and Section 20(j) hereof) in whole or in part upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredths of a Preferred Share as to which the Rights are exercised.

Section 7(b) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

The purchase price for each one-hundredths of a Preferred Share pursuant to the exercise of a Right (the "Purchase Price") shall initially be $200, shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in accordance with paragraph (c) below.

All references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the first date above written.
	THE MONTANA POWER COMPANY
	By:  /s/ Robert P. Gannon_______________
	  Name:
	  Title:


	FIRST CHICAGO TRUST COMPANY
	OF NEW YORK

	By:  /s/ Joanne Gorostiola______________
		  Name:  Joanne Gorostiola
	  Title:  Assistant Vice President
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